Exhibit 99.2

Corvex Management LP	Related Fund Management, LLC
712 Fifth Avenue, 23rd Floor	60 Columbus Circle
New York, New York 10019	New York, New York 10023

March 19, 2014

Joseph L. Morea
William A. Lamkin
Frederick N. Zeytoonjian
Ronald J. Artinian

Ann Logan

c/o CommonWealth REIT
Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458

Dear Trustees:

Yesterday we presented consents from holders of over 81% of the outstanding shares of CommonWealth REIT to effect your removal as Trustees. Pursuant to the Arbitration Panel’s order, you now have until March 25, 2014 to declare the results of the solicitation.

Consistent with the letter we transmitted together with the consents, we have reached out to your advisors to discuss an orderly transition process to be implemented prior to the declaration of the results of the solicitation that would protect the interests of all shareholders. To that end, we proposed that the current Board resign and appoint our seven nominees. We remind you that our nominees are committed to fully destagger the Board and stand for re-election at the 2014 annual meeting of shareholders, and to allow all shareholders to make nominations for all seven seats. As an alternative, we proposed that Ms. Ann Logan and Mr. Ronald Artinian remain on the Board and appoint Mr. Sam Zell and Mr. David Helfand as Trustees, such that these four would act as Trustees until a special meeting is held to elect the full Board.

Either of our proposals is at this time fully within the discretion of the Board to implement, and would avoid any period of time during which CommonWealth would have no Trustees. Both of our proposals also provide for all shareholders to nominate and elect a full Board in the near term, negating any possible disenfranchisement argument. As such, we believe both of our proposals are consistent with the unequivocal mandate you have now received from holders of over 81% of your outstanding shares.

We continue to stand ready and willing to engage in discussions with any or all independent Trustees to facilitate an orderly transition.

Sincerely yours,

/s/ Keith Meister		/s/ Jeff T. Blau
Keith Meister		Jeff T. Blau
Corvex Management LP		Related Fund Management, LLC

cc:	Barry Portnoy
Adam Portnoy